Exhibit 99.1

IntelGenx Announces Dismissal of Patent Litigation Relating To Its Once Daily High Dose 450 mg Bupropion Hydrochloride Tablet

SAINT LAURENT, QUEBEC--(Marketwire – February 03, 2011) - IntelGenx Corp. (TSX VENTURE: IGX) (OTCBB: IGXT) (“IntelGenx”) today announced that the United States District Court of Delaware has dismissed the lawsuit against IntelGenx that was initiated by Biovail Laboratories International SLR (“Biovail”) in August 2009.

The dismissal of the litigation follows IntelGenx’ previous announcement on January 4th, 2011 that the court had ruled in favor of IntelGenx regarding claim construction for the two patent terms at issue in the patent infringement action brought forward by Biovail under the Drug Price Competition and Patent Term Restoration Act (“Hatch-Waxman Act”). The ruling arose from a special proceeding required under U.S. patent law called a “Markman Hearing” where both sides presented to the court their arguments on how they believed the patent terms at issue should be interpreted. Subsequent to the ruling on the Markman Hearing, Biovail agreed to dismissal of the action.

“The litigation was a major obstacle in our partnership discussions for CPI-300, so we are delighted to have this legal process behind us,” commented Horst Zerbe, President and CEO of IntelGenx. “We are in the final steps of accumulating the data necessary to address FDA's questions from the Complete Response Letter and submit our response to the Agency in the coming months.”

About CPI-300

CPI-300 is a novel, high strength formulation of Bupropion hydrochloride (“HCl”), the active ingredient in Wellbutrin XL®. CPI-300 would be the only single pill, high strength, formulation of Bupropion hydrochloride on the market. At present, patients requiring a high dosage are prescribed multiples of the lower strengths of HCl tablets.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of pain, hypertension, erectile dysfunction and depressive disorders. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

For more information, please contact

IntelGenx Corp.
Dr. Horst G. Zerbe
President and CEO
514-331-7440 (ext. 201)
514-331-0436 (FAX)
horst@intelgenx.com
www.intelgenx.com